                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                 NICOR INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     / / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

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     (4) Date filed:

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

                                   NICOR INC.
                 P.O. BOX 3014, NAPERVILLE, ILLINOIS 60566-7014
                                  630/305-9500

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 16, 1998

The Annual Meeting of Stockholders of Nicor Inc. will be held at The Northern Trust Company, 6th Floor Assembly Room, 50 South LaSalle Street, Chicago, Illinois, on Thursday, April 16, 1998, at 10:30 a.m. Central Daylight Saving Time, for the following purposes, all as set forth in the accompanying proxy statement:

     (1) election of a Board of Directors; and

     (2) approval to amend the Articles of Incorporation to increase the number of authorized shares of Common Stock.

Only stockholders of record on the books of the company at the close of business on February 17, 1998, will be entitled to vote at the meeting. The stock transfer books will not be closed.

                                          DAVID L. CYRANOSKI
                                          Senior Vice President,
                                          Secretary and Controller
March 6, 1998

                                   IMPORTANT

   The company has approximately 36,500 registered stockholders. Your vote is important, and we urge you to sign, date and mail all proxies you receive even though you plan to attend. If you attend the meeting you may vote personally on all matters brought before the meeting.

   Your prompt action in returning your proxy will be greatly appreciated. A return envelope, requiring no postage if mailed in the United States, is enclosed for your convenience.

The Northern Trust Company is located at 50 South LaSalle Street, the northwest corner of LaSalle and Monroe Streets. The map below shows parking garages and lots in the immediate vicinity.

                          [PARKING GARAGES & LOTS MAP]

                                PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Nicor Inc., P.O. Box 3014, Naperville, Illinois 60566-7014, for use at the Annual Meeting of Stockholders to be held on April 16, 1998. The cost of soliciting proxies will be borne by the company. In addition to solicitation by mail, officers and regular employees of the company may solicit proxies by telephone, by facsimile or in person. A copy of the company's 1997 Annual Report, the Proxy Statement and the Form of Proxy is scheduled to be mailed on or about March 6, 1998, to all stockholders of record on February 17, 1998.

                                     VOTING

As of February 17, 1998, the company had outstanding 48,129,601 shares of Common Stock, par value $2.50 per share, and 126,762 shares of Preferred Stock, par value $50.00 per share. Each share outstanding on the record date for the meeting, regardless of class, entitles the holder thereof to one vote upon each matter to be voted upon at the meeting. Stockholders have cumulative voting rights in the election of Directors. For each share of stock owned, a stockholder is entitled to one vote for each Director nominee and may accumulate the total number of votes (determined by multiplying the number of shares held by the number of Directors to be elected) and cast them all for a single nominee or distribute them among any number of nominees. A majority of the outstanding shares of the company will constitute a quorum for purposes of the meeting. If a quorum is present, in person or by proxy, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the election of Directors will be required for the election of Directors. As a result, shares represented at the meeting and entitled to vote for Directors, but which withhold votes for Directors, will in effect be counted against the election, while shares held in the name of a broker which are represented at the meeting but not authorized to vote on this matter ("broker nonvotes") will not affect the outcome. The affirmative votes of a majority of all the company's outstanding stock and of the outstanding common stock entitled to vote at the Annual Meeting are required to approve an Amendment to the Articles of Incorporation to increase the number of authorized shares of Common Stock (Item
2). Shares not represented at the meeting, shares represented at the meeting which abstain from voting on increasing the number of authorized shares of Common Stock, and broker nonvotes will have the effect of votes against the proposal.

Any stockholder giving a proxy will have the right to revoke it at any time prior to the voting thereof by giving written notice to the Secretary of the company. All shares represented by valid proxies will be voted at the meeting or at any adjournment thereof as directed by the stockholders. In the absence of specific direction to the contrary, the shares represented by valid proxies will be voted FOR the election as Directors of all nominees herein named and FOR approval to amend the Articles of Incorporation to increase the number of authorized shares of Common Stock.

ITEM 1.  ELECTION OF DIRECTORS

The Directors to be elected are to hold office until the next succeeding annual meeting of stockholders or until their successors are elected and qualified. In the event that any Director nominee shall be unable to serve, which is not now contemplated, the proxy holders may, but need not, vote for a substitute nominee. If stockholders withhold authority to vote for specific nominees, the proxies may cumulate such votes and cast them for other nominees. While the Board of Directors does not otherwise presently anticipate cumulating votes pursuant to proxies it obtains as a result of this solicitation, it reserves the discretionary authority to cumulate such votes and vote for less than all of the nominees named herein.

NOMINEES

The names of the nominees are set forth below along with their business experience during the last five years and other directorships currently held, including directorships with companies whose securities are registered with the Securities and Exchange Commission. Each Director will also be a Director of Nicor Gas Company, a subsidiary of Nicor Inc.

[ROBERT M.             ROBERT M. BEAVERS, JR.; Age 54
 BEAVERS, JR. PHOTO]   Director since 1992
                       Business experience:  Senior Vice President since 1980 as
                            well as Zone Manager 1980- 1993, McDonald's Corporation
                            (Restaurants).
                       Directorship:  McDonald's Corporation.

[BRUCE P.              BRUCE P. BICKNER; Age 54
 BICKNER PHOTO]        Director since 1996
                       Business experience:  Chairman of the Board and Chief
                            Executive Officer since 1988, DEKALB Genetics
                            Corporation (Agricultural Genetics and Technology) as
                            well as Chairman of the Board, 1988-1995, DEKALB Energy
                            Company (Gas and Oil Exploration and Production).
                       Directorships:  Castle Bancgroup Inc.; DEKALB Genetics
                       Corporation.



[JOHN H. BIRDSALL, III PHOTO] JOHN H. BIRDSALL, III; Age 54
                              Director since 1982
                              Business experience:  Private Investor; formerly President,
                                   1982-1986, Birdsall, Inc., a subsidiary of Nicor Inc.
                                   (Containerized Shipping).

[THOMAS A. DONAHOE PHOTO]     THOMAS A. DONAHOE; Age 62

                              First nomination as Director
                              Business experience:  Retired; formerly Partner, 1970-1996, as well as Managing Partner -- Operations-Audit
                                   Practice, 1995-1996 and Vice Chairman 1988-1995, Price
                                   Waterhouse LLP (Accounting and Consulting Services).
                              Directorship:  BWAY Corporation.

[THOMAS L. FISHER PHOTO]      THOMAS L. FISHER; Age 53
                              Director since 1988
                              Business experience:  Chairman of the Board since 1996,
                                   Chief Executive Officer since 1995 and President and
                                   Chief Operating Officer since 1994, Nicor Inc., as well
                                   as President and Chief Executive Officer since 1988,
                                   Nicor Gas Company.

[JOHN E.               JOHN E. JONES; Age 63
 JONES PHOTO]          Director since 1993
                       Business experience:  Retired; formerly Chairman of the
                            Board and Chief Executive Officer, 1989-1996, as well as President and Chief Operating Officer, 1988 -1996, CBI Industries, Inc. (Industrial Construction).
                       Directorships:  Allied Products Corporation; Amsted
                            Industries, Inc.; BWAY Corporation; Interlake Corporation; Valmont Industries, Inc.

[DENNIS J.             DENNIS J. KELLER; Age 56
 KELLER PHOTO]         Director since 1994
                       Business experience:  Chairman of the Board and Chief
                            Executive Officer since 1987, DeVry Inc., as well as Chairman of the Board and Chief Executive Officer since 1981, Keller Graduate School of Management (Technical and Management Education).
                       Directorship:  DeVry Inc.

[CHARLES S.            CHARLES S. LOCKE; Age 69
 LOCKE PHOTO]          Director since 1982
                       Business experience:  Retired; formerly Chairman of the
                            Board and Chief Executive Officer, 1989-1994, Morton International, Inc. (Specialized Chemicals and
                            Salt).
                       Directorships:  Avon Products, Inc.; Thiokol Corporation;
                       Whitman Corporation.

[SIDNEY R.             SIDNEY R. PETERSEN; Age 67
 PETERSEN PHOTO]       Director since 1987
                       Business experience:  Retired; formerly Chairman of the
                            Board and Chief Executive Officer, 1980-1984,
                            Getty Oil Company (Integrated Petroleum).
                       Directorships:  Avery Dennison Corporation; Group
                            Technologies Corporation; Seagull Energy
                            Corporation; Union Bank of California.

[JOHN RAU PHOTO]       JOHN RAU; Age 49
                       Director since January 1998
                       Business experience:  President and Chief Executive
                                             Officer
                            since 1997, Chicago Title and Trust Co. and Chicago Title Insurance Co. (Financial Services); Dean of the School of Business, 1993-1996, Indiana University (Bloomington, IN); President and Chief Executive Officer, 1983-1993, LaSalle National
                            Bank (Chicago).
                       Directorships:  Borg-Warner Automotive Inc.; Chicago
                            Title and Trust Co.; Chicago Title Insurance Co.; First Industrial Realty Trust.

[PATRICIA A.           PATRICIA A. WIER; Age 60
 WIER PHOTO]           Director since 1990
                       Business experience:  Independent business consultant
                            since 1994; formerly President, 1986-1993,
                            Encyclopaedia Britannica North America, a division of Encyclopaedia Britannica, Inc. (Publishing).

BOARD AND COMMITTEE MEETINGS

The Nicor Board has an Audit Committee, a Compensation Committee and a Committee on Directors. During 1997, there were six meetings of the Board of Directors, four meetings of the Audit Committee, three meetings of the Compensation Committee and four meetings of the Committee on Directors. All incumbent

Directors attended more than 75% of the aggregate number of meetings of the Board and Committees on which they served.

COMMITTEES

The Audit Committee, of which Messrs. Beavers, Bickner, Birdsall and Toll and Mrs. Wier (Chairperson) are members, is responsible for recommending to the Board of Directors the appointment of independent auditors; reviewing the scope, fees and findings of audits and other services as performed by the independent auditors; reviewing the activities and findings of the internal audit staff; and reviewing the company's system of internal controls. Mr. Toll is not standing for reelection to the Board in 1998.

Members of the Compensation Committee are Messrs. Clark, Jones, Keller, Locke (Chairperson) and Petersen. The Committee is responsible for reviewing and approving or, where appropriate, making recommendations to the Board of Directors relating to executive changes, salaries and benefits. Mr. Clark is not standing for reelection to the Board in 1998.

Members of the Committee on Directors are Messrs. Clark, Jones, Locke and Toll (Chairperson). The Committee is responsible for recommending Director nominees, Board committee members and nonmanagement Directors' compensation to the Board of Directors. Stockholders may recommend Director nominees for consideration by the Committee at any time in writing, giving pertinent background information.

DIRECTORS' COMPENSATION

Directors who are not company or subsidiary officers receive an annual retainer of $25,000, plus a $1,000 fee for each Board, Committee and stockholders meeting attended. Committee Chairpersons are paid an additional retainer of $5,000 per year. Directors may elect to defer the payment of retainers and fees using an interest equivalent option or a share unit option. The interest equivalent option accrues interest quarterly at a prime interest rate. Under the share unit option, deferred amounts are converted into share units based on the market price of Nicor Common Stock at the deferral date, with amounts equal to dividends and distributions paid on Nicor Common Stock during the interim converted into additional share units based on then current market prices for the company's Common Stock. At retirement, the Director will be entitled to a cash payment based on the number of share units then held and the then current market price of Nicor Common Stock. Once each year a Director may switch all or part of the balance between the interest equivalent option and the share unit option. Nonofficer Directors as a group received 4,277 share units for compensation deferred and dividends paid during 1997, with an average per share base price of $35.23. Nonofficer Directors also receive a grant of 300 shares of Nicor Common Stock, together with a cash award equivalent to the then market value of the shares, five months following commencement of each term that they serve.

SECURITY OWNERSHIP OF MANAGEMENT

Set forth below is the number of shares of the company's Common Stock beneficially owned by each Director, Director Nominee and executive officer of the company named in the Summary Compensation Table and by all Directors, Director Nominees and executive officers as a group as of February 17, 1998, with sole voting and investment power except as otherwise noted. No Director, Director Nominee or executive officer beneficially owns more than 1% of the outstanding shares of Common Stock or any shares of Preferred Stock.

                                                                        AMOUNT AND NATURE OF
       NAME OF BENEFICIAL OWNER                    POSITION             BENEFICIAL OWNERSHIP
       ------------------------                    --------             --------------------
Robert M. Beavers, Jr. ...............  Director                                    6,093
Bruce P. Bickner......................  Director                                    1,600
John H. Birdsall, III.................  Director                                  439,341(1)
Philip S. Cali........................  Executive Officer                          10,059(2)(3)
W. H. Clark...........................  Director                                    1,900
David L. Cyranoski....................  Executive Officer                          24,091(2)(3)
Thomas A. Donahoe.....................  Director Nominee                            1,600(3)
Thomas L. Fisher......................  Director and Executive Officer            115,574(2)(3)
Kathleen L. Halloran..................  Executive Officer                          11,632(2)
John E. Jones.........................  Director                                    1,900
Dennis J. Keller......................  Director                                    6,904(4)
Charles S. Locke......................  Director                                   32,681(4)
Thomas A. Nardi.......................  Executive Officer                          15,422(2)(3)
Sidney R. Petersen....................  Director                                    4,729(3)
John Rau..............................  Director                                    2,000
Daniel R. Toll........................  Director                                    2,900
Patricia A. Wier......................  Director                                   10,000(4)
Directors and Executive Officers as a
  Group...............................                                            705,052(1)(2)(3)(4)
  Percentage of class.................                                               1.46

---------------
(1) Includes 25,200 shares of Common Stock owned through a trust in which Mr. Birdsall is cotrustee with shared voting and investment power, 246,000 shares of Common Stock owned through a trust for the benefit of Mr. Birdsall and his family in which he is cotrustee with shared voting and investment power, and 111,700 shares owned by a family member's estate of which Mr. Birdsall is coexecutor and a beneficiary with shared voting and investment power.

(2) Includes shares or share equivalents held pursuant to company benefit plans as follows: (a) shares individuals have a right to acquire or will have the right to acquire within 60 days through the exercise of stock options: Mr. Cali, 5,000; Mr. Cyranoski, 18,000; Mr. Fisher, 77,000; Ms. Halloran, 5,000; Mr. Nardi, 11,000; and all Directors and executive officers as a group, 130,000; (b) shares held by the Savings Investment and Thrift Trust for: Mr. Cali, 160; Mr. Fisher, 16,880; Mr. Nardi, 1,419; and all Directors and executive officers as a group, 18,459; and (c) share unit equivalents credited to their accounts under the Stock Deferral Plan, which enables officers to defer, and convert, up to 50% of their cash awards from the Annual Incentive Compensation Plan and/or Long-Term Incentive Plan into Nicor Common Stock, the receipt of which is deferred: Mr. Cali, 1,734; Mr. Cyranoski, 3,346; Mr. Fisher, 12,371; Mr. Nardi, 2,917; and all Directors and executive officers as a group, 21,863.

(3) Includes shares held jointly with a spouse, by a spouse or in trust as follows: Mr. Cali, 441; Mr. Cyranoski, 2,745; Mr. Donahoe, 1,600; Mr. Fisher, 9,322; Mr. Nardi, 85; Mr. Petersen, 4,729; and all Directors and executive officers as a group, 20,054.

(4) The total shares owned by Messrs. Keller and Locke and Mrs. Wier and all Directors as a group include, respectively, 4,904, 30,781, 5,792 and 41,477 share unit equivalents credited to their accounts under the Directors Deferred Compensation Plan described on page 6.

Stock ownership guidelines have been established for Directors and officers of the company and subsidiaries. These guidelines were established to align their interests with those of the stockholders and to strengthen the focus on activities that create shareholder value. The guidelines, stated as a multiple of the Director's annual retainer plus fees or the officer's base salary, are as follows: Nonofficer Director, three times; Chief Executive Officer, three times; Senior Vice President or President of a subsidiary, one and a half times; Vice President, one times; and Assistant Vice President, one-half times. Directors and officers are asked to comply with these guidelines through ownership of stock or stock equivalents within five years after inception of the guidelines
(1996) or within five years of becoming a new Director or officer.

In 1997, pursuant to its previously announced $50 million stock purchase program, the company purchased an aggregate of 399,000 shares of Common Stock from a Birdsall family trust of which Mr. Birdsall is cotrustee in a series of transactions for an aggregate purchase price of approximately $13.8 million. The purchase price in each transaction was determined by the closing price of the Common Stock on the New York Stock Exchange Composite Transactions as of the date of each purchase.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The following information regarding compensation is given with respect to the Chief Executive Officer and other executive officers.

  Executive Compensation Philosophy

Executive compensation at Nicor is intended to assure that the company has management capable and motivated to serve customer, employee and stockholder interests. Nicor's executive compensation program is based upon two objectives:

        1) Provide market-competitive compensation opportunities; and

        2) Create strong links between shareholder value, financial performance and the pay of the company's top officers.

To achieve these objectives, the Compensation Committee reviews executive assignments, responsibilities and performance. The Committee establishes or, where appropriate, makes recommendations to the Board of Directors for executive compensation program design and participation; salaries; and incentive compensation opportunities, performance objectives and awards. The Committee is composed of outside directors, none of whom has interlocking relationships with company executives. The Committee has access to compensation consultants and to competitive pay and industry compensation practices.

Nicor's executive compensation program has two components -- annual compensation and long-term incentive compensation.

The annual compensation program is composed of base salary and annual incentive compensation.

     Individual salaries are set within salary ranges based on periodic comparison to actual pay for comparable positions in the gas utility, diversified utility and general industries which are blended together for comparison purposes. This blended group is different than the Standard & Poor's (S&P) Utilities Index shown in the Performance Graph following this report. The S&P Utilities Index currently includes gas distribution, pipeline and electric companies. The compensation surveys used in Nicor's comparison are weighted to the gas distribution industry and include proprietary surveys prepared by the American Gas Association and Peoples Energy Corporation, as well as gas utility and general industry surveys from the Towers Perrin and the Hewitt Associates compensation data banks. The midpoints of the base salary ranges are targeted at the 50th percentile of the competitive data for each position with minimums and maximums from 20% below to 20% above targeted levels. The executive officers' 1997 salaries averaged 11.9% below those midpoints. In establishing actual salaries and merit adjustments related to these ranges, the Committee considers individual performance, potential, experience and changes in duties and responsibilities since the previous salary review.

     Participation in the annual incentive compensation plan, which in 1997 included the Chief Executive Officer and the other executive officers, is extended to those positions that play the most important roles in carrying out the company's annual operating plans, and also reflects competitive practice. Annual incentive compensation opportunities are based on periodic reviews of comparable positions in the same manner as described previously for salaries. Annual incentive awards are targeted at about the 60th percentile of the competitive data. In establishing the actual bonus awards to be made, the Compensation Committee may take into account facts and circumstances which exist during the year.

     The Chief Executive Officer's annual incentive target award is based primarily on actual financial performance compared with predetermined performance objectives. Seventy percent of the target is based on utility net income and 30% based on nonutility net income.

     The other Nicor officers have up to 85% of their annual incentive target based on goals related to the performance of Nicor Gas, the company's primary subsidiary, and up to 45% related to the performance of the nonutility operations. Nicor Gas officers have 100% of their annual incentive targets based on goals related to the performance of Nicor Gas. The annual incentive target for Nicor Gas officers is based equally upon achievement of financial and nonfinancial utility company goals. Nonfinancial goals relate to growth, cost management and customer satisfaction. Annual incentive compensation for the executive officers for 1997 ranged from 107% to 120% of target, a result of achieving 125% of the utility net income goal, 90% of the nonutility net income goal and an average of 104% of the nonfinancial goals and personal objectives.

The long-term incentive compensation program is primarily comprised of stock options and dividend performance units and is intended to focus senior management clearly on the company's long-term objective of creating value for shareholders. Under this program, participants generally receive periodic grants of stock options and an equal amount of dividend performance units with a combined target award value based on periodic comparison to awards for comparable positions as described in the salary section above. The target awards are set at about the 60th percentile of competitive data for each position. Participants in these plans are selected by the Compensation Committee and include the Chief Executive Officer and other executive officers who are responsible for setting and carrying out the company's longer-range strategic plans.

     - Stock options carry a maximum 10-year term and are issued at market value.

     - Both stock options and dividend performance units vest after one year, but the exercise of stock options is generally restricted for a three-year period.

     - Each dividend performance unit accrues dividend equivalents at the rate dividends are paid on a share of Nicor stock over a specified performance period (the performance period for 1997 awards was three years except for one special award with a five-year performance period).

     - At the end of the restricted period, the stock options automatically become exercisable. Dividend performance units can be earned based upon objectives established by the Compensation Committee for Nicor's three-year total shareholder return relative to the S&P Utilities Index (the same peer group used in the Performance Graph shown following this report). The potential number of dividend equivalents earned can range from 0% to 150% of the number granted. A 100% payout is achieved when Nicor's performance is in the 60th percentile of the peer group comparison.

     - If Nicor's total shareholder return for the performance period is not positive, dividend performance units will not be earned, regardless of performance relative to the S&P Utilities Index.

Through this combination of stock options and dividend performance units, the long-term incentive compensation program is designed to motivate participants to manage the company so as to achieve increases in total shareholder return, rewarding them on the same basis that shareholders are rewarded -- through increases in stock price and dividends. From time to time, the company may also make restricted stock grants to selected key individuals.

Long-term incentive plan compensation relating to dividend performance units for executive officers for 1997 was 150% of target and was based on the company's stock performance relative to the S&P Utility Group for the performance period 1995 through 1997.

  CEO Compensation

On April 21, 1997, Mr. Fisher's base salary was increased by $25,000, a 5.2% increase. The Committee considered the following factors when reviewing Mr. Fisher's salary: his job responsibility and scope; industry competitive data in utility and diversified utility companies, as well as general industry; his past salary adjustments; and individual performance, including leadership, organization development, shareholder/investor relations and civic/community/industry activities. The Committee did not attach any specific weighting to any one factor, and noted that some factors were more subjective than others.

The Committee awarded Mr. Fisher a grant of 30,000 stock options and dividend performance units on April 17, 1997. The annual target is set at about the 60th percentile of competitive data for his position as described in this report. The dividend performance units awarded to Mr. Fisher in 1997 have a performance period of 1997 through 1999.

Mr. Fisher earned 115% of his target annual incentive compensation award. His target award was based on the achievement of predefined net income objectives, 70% based on utility performance and 30% based on nonutility performance. Actual net income performance exceeded the utility goal and resulted in an award of 125% of that target. Actual nonutility net income was below the nonutility goal and resulted in an award of 90% of that target.

  1993 Tax Act

The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code. This section provides that compensation in excess of $1 million paid or accrued by the company to any of the five most highly compensated employees is not deductible by the company unless it meets procedural criteria mandated by law. The Internal Revenue Service (IRS) has interpreted this section of the Act and issued regulations. The criteria for preserving compensation deductibility are complex and could be subject to further modification.

The Compensation Committee has carefully reviewed the impact of Section 162(m) as it applies to the company's compensation programs. It is the Committee's policy to maximize the effectiveness, as well as the tax deductibility, of the company's executive compensation programs. Therefore, the Committee considers it to be in the best interests of the company's stockholders to retain somewhat broader discretion in determination of performance criteria and administration of the company's Annual Incentive Programs than that contemplated by the IRS regulations. In view of anticipated compensation levels of the covered employees in fiscal year 1998, the Committee expects that all compensation paid or accrued will qualify as a tax deductible amount.

         Compensation Committee of the Board of Directors of Nicor Inc.

      Charles S. Locke, Chairperson  W. H. Clark  John E. Jones  Dennis J.
                           Keller  Sidney R. Petersen

STOCK PERFORMANCE GRAPH

The following graph shows a five-year comparison of cumulative total returns for Nicor Common Stock, the S&P Utilities Index and the S&P 500 Index as of December 31 of each of the years indicated, assuming $100 was invested on January 1, 1993, and all dividends were reinvested.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN


          MEASUREMENT PERIOD
        (FISCAL YEAR COVERED)      NICOR       S&P UTILITIES      S&P 500
1993                                117            114              110
1994                                100            105              112
1995                                127            149              153
1996                                173            154              188
1997                                212            192              251

SUMMARY COMPENSATION TABLE

The following table shows executive compensation for the years indicated for the Chief Executive Officer and the four other highest-compensated executive officers:

                                                                 LONG-TERM COMPENSATION
                                              ANNUAL         ------------------------------
                                           COMPENSATION        AWARDS          PAYOUTS
                                         -----------------   ----------   -----------------
                                                               SHARES         LONG-TERM          ALL OTHER
            NAME AND                     SALARY     BONUS    UNDERLYING   INCENTIVE PLAN(1)   COMPENSATION(2)
       PRINCIPAL POSITION         YEAR     ($)       ($)      OPTIONS            ($)                ($)
-------------------------------------------------------------------------------------------------------------
T. L. Fisher                      1997   520,962   321,173     30,000          214,110            41,373
  Chairman, President and         1996   476,346   266,750     34,000          141,895            35,917
  Chief Executive Officer of the  1995   439,481   271,975     80,000           37,350            31,247
  Company and Nicor Gas
D. L. Cyranoski                   1997   218,423    89,956      8,500           65,423            15,435
  Senior Vice President,          1996   199,539    87,763      9,500           34,515            13,332
  Secretary and Controller        1995   188,846    56,067     23,000            8,404            11,441
  of the Company
  and Nicor Gas
T. A. Nardi                       1997   200,769    73,188      8,000           65,423            10,482
  Senior Vice President           1996   185,231    63,329      9,000           26,845             9,159
  Nonutility Operations           1995   170,769    64,449     23,000            3,735             8,142
  and Business
  Development of the Company and
  Senior Vice President Business
  Development of Nicor Gas
P. S. Cali                        1997   194,885    73,620      7,500           65,423             9,003
  Senior Vice President           1996   177,885    78,018      8,500                0             7,223
  Operations of Nicor Gas(3)
K. L. Halloran                    1997   193,846    77,240     17,500           35,685            12,011
  Senior Vice President           1996   161,539    62,499      5,500           19,175             9,815
  Information Services, Rates
  and Human Resources of Nicor
  Gas(3)

---------------
(1) Payouts under the Dividend Performance Unit program of the Long-Term Incentive Plan are made in cash or up to 50% can be deferred and converted into share unit equivalents in the Stock Deferral Plan. Each dividend performance unit accumulates dividends equivalent to dividends paid on one share of Nicor Common Stock during a performance period. The payout is determined by a performance multiplier which ranges from 0 to 1.5 based on Nicor total shareholder return over the performance period as compared to the performance of the S&P Utilities Index. Payouts in 1997 relate to the Dividend Performance Units awarded in 1995 having a 1995-1997 performance period.

(2) Includes company contributions to the Savings Investment Plan and credits to the Supplemental Savings Investment Plan for Messrs. Fisher, Cyranoski, Nardi and Cali and Ms. Halloran of $21,333, $8,944, $7,589, $8,185 and $7,327, respectively; interest earned in excess of market on deferred salary for Messrs. Fisher, Cyranoski, Nardi, and Cali and Ms. Halloran of $13,787, $6,491, $2,893, $818, and $4,684, respectively; and amounts credited under the 1968 Incentive Compensation Plan for Mr. Fisher of $6,253.

(3) Not an executive officer during 1995.

OPTION GRANTS TABLE

The following table shows stock options granted in 1997 to the Chief Executive Officer and the four other highest-compensated executive officers:

                                                      INDIVIDUAL GRANTS
                                      --------------------------------------------------
                                      NUMBER OF     % OF TOTAL
                                        SHARES       OPTIONS      EXERCISE
                                      UNDERLYING    GRANTED TO     OR BASE                    GRANT DATE
                                       OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION   PRESENT VALUE(2)
                NAME                  GRANTED(1)   FISCAL YEAR    ($/SHARE)      DATE            ($)
                ----                  ----------   ------------   ---------   ----------   ----------------
T. L. Fisher........................    30,000          22          32.25     04/17/2007         122,100
D. L. Cyranoski.....................     8,500           6          32.25     04/17/2007          34,595
T. A. Nardi.........................     8,000           6          32.25     04/17/2007          32,560
P. S. Cali..........................     7,500           6          32.25     04/17/2007          30,525
K. L. Halloran......................    17,500          13          32.25     04/17/2007          71,225
All Stockholders(3).................       N/A         N/A            N/A            N/A     200,691,037

---------------
(1) Options become exercisable on April 18, 2000.

(2) Present value of grants at April 17, 1997, the date of grant, using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 4.6%, volatility of 16.9%, risk-free interest rate of 6.6%, and expected period outstanding of three years. The weighted-average present value of an option granted in 1997 was $4.07.

(3) For "All Stockholders" the present value is calculated based on the Black-Scholes value of $4.07 per option at April 17, 1997, and the outstanding shares of Common Stock on February 17, 1997, the record date of the 1997 Annual Meeting.

AGGREGATED OPTION EXERCISES IN 1997 AND YEAR-END OPTION VALUE TABLE

The following table shows the aggregated stock option exercises in 1997 and the December 31, 1997 stock option values for the Chief Executive Officer and the four other highest-compensated executive officers:

                                                                                          VALUE OF
                                                                     NUMBER OF           UNEXERCISED
                                                                 SHARES UNDERLYING      IN-THE-MONEY
                                                                    UNEXERCISED        OPTIONS AT YEAR
                                                                  OPTIONS AT YEAR          END(2)
                                                                        END          -------------------
                                       SHARES         VALUE      -----------------      EXERCISABLE/
                                      ACQUIRED     REALIZED(1)     EXERCISABLE/         UNEXERCISABLE
               NAME                  ON EXERCISE       ($)         UNEXERCISABLE             ($)
               ----                  -----------   -----------   -----------------   -------------------
T. L. Fisher.......................         0           N/A        77,000/144,000    1,073,438/2,177,000
D. L. Cyranoski....................     3,500        59,063         18,000/41,000        251,438/620,813
T. A. Nardi........................         0           N/A         11,000/40,000        155,813/608,875
P. S. Cali.........................         0           N/A          5,000/39,000         86,563/596,938
K. L. Halloran.....................     4,000        37,625          5,000/29,000         73,438/355,938

---------------
(1) Value based on market value of the company's Common Stock at date of exercise minus the exercise price.

(2) Value based on market value of the company's Common Stock at December 31, 1997, minus the exercise price.

LONG-TERM INCENTIVE PLAN -- AWARDS IN 1997

The following table shows dividend units granted in 1997 to the Chief Executive Officer and the four other highest-compensated executive officers:

                                                                           ESTIMATED FUTURE PAYOUTS UNDER
                                                                             NON-STOCK PRICE-BASED PLAN
                                    NUMBER        PERFORMANCE        -------------------------------------------
             NAME                  OF UNITS          PERIOD          THRESHOLD($)      TARGET($)      MAXIMUM($)
             ----                  --------      --------------      ------------      ---------      ----------
T. L. Fisher...................     30,000       1997 thru 1999         31,350          125,400        188,100
D. L. Cyranoski................      8,500       1997 thru 1999          8,883           35,530         53,295
T. A. Nardi....................      8,000       1997 thru 1999          8,360           33,440         50,160
P. S. Cali.....................      7,500       1997 thru 1999          7,838           31,350         47,025
K. L. Halloran.................      7,500       1997 thru 1999          7,838           31,350         47,025
K. L. Halloran.................     10,000       1997 thru 2001         17,450           69,800        104,700

Each dividend unit accumulates dividends equivalent to dividends paid on one share of Nicor Common Stock during the performance period and are payable at the end of the performance period if performance goals are met. Estimated future payouts are based on the present Nicor Common Stock dividend rate. If dividends increase during this period, the dividend equivalents would increase proportionately. The payout is determined by a performance multiplier which ranges from 0 to 1.5 based on Nicor total shareholder return over the performance period as compared to the performance of the S&P Utilities Index, except that no awards will be earned if shareholder return for the period is not positive, regardless of the performance relative to the S&P Utilities Index.

RETIREMENT BENEFITS UNDER RETIREMENT PLANS

The following table shows the estimated annual benefits under the company's retirement plans on a straight life annuity basis at age 65 for various compensation bases and years of service classifications.

                                                                        YEARS OF SERVICE
    BASE                                        ----------------------------------------------------------------
COMPENSATION                                       15            20            25            30            35
------------                                    --------      --------      --------      --------      --------
  $150,000     .............................    $ 38,248      $ 50,997      $ 63,747      $ 76,496      $ 85,871
   250,000     .............................      65,248        86,997       108,747       130,496       146,121
   350,000     .............................      92,248       122,997       153,747       184,496       206,371
   450,000     .............................     119,248       158,997       198,747       238,496       266,621
   550,000     .............................     146,248       194,997       243,747       292,496       326,871
   650,000     .............................     173,248       230,997       288,747       346,496       387,121
   750,000     .............................     200,248       266,997       333,747       400,496       447,371

The Retirement Plan, which covers all company and Nicor Gas employees hired through December 31, 1997 and not covered by a bargaining agreement, including executive officers of the company, is an actuarially-based, defined benefit plan with benefits determined by "Base Compensation" (highest annual average of base salary for any consecutive 60-month period) and years of service. The base salary for this purpose is the amount shown under "Salary" in the Summary Compensation Table. Benefits payable under the Retirement Plan in excess of the limitations under the Internal Revenue Code will be paid under the terms of the Supplemental Retirement Plan. Under the Retirement Plan, an employee may elect to receive a lump sum benefit at retirement in lieu of semi-monthly payments. The lump sum payment is based on the actuarial present value of the future retirement payments utilizing the average yield of the 30-year Treasury Constant Maturities in effect two months prior to the beginning of the quarter during which retirement occurs. The benefits are not subject to any reduction for social security payments or any other offset amounts. Credited years of service under these arrangements are as follows: Mr. Fisher, 30; Mr. Cyranoski, 31; Mr. Nardi, 16; Mr. Cali, 20; and Ms. Halloran, 23.

CHANGE IN CONTROL ARRANGEMENTS

In the event of a "change in control" of the company, then the following would apply:

     Under the provisions of the company's Long-Term Incentive Plans, all outstanding stock options, restricted stock and performance units will automatically become fully exercisable and/or vested;

     Under the terms of the Salary Deferral Plan, any deferred balance account shall be determined as though the participant retired and distributed as soon as practical; and

     Under the terms of the Capital Accumulation Plan, under which certain executive officers deferred a portion of their salary in 1984 and 1985, the amount deferred shall be credited at an interest rate of 20 percent per annum from the date of deferral, less amounts already received, and distributed as soon as practical following termination within two years for any reason other than death or total and permanent disability.

A change in control occurs if any person or group is or becomes a beneficial owner of 30% (20% for the 1997 Long-Term Incentive Plan) or more of the voting power of Nicor; if a tender offer not approved by the Board is made during which the offeror is or becomes the owner of 25% or more of the company's voting stock, or as a result of which the offeror could become the owner of 50% or more of the company's voting stock unless the offer is withdrawn by three business days prior to its scheduled termination; or if individuals who were the Board's nominees for election shall not constitute a majority of the Board.

ITEM 2. APPROVAL TO AMEND THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

            (YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL)

The Board of Directors has approved and recommends the adoption of an amendment to the Articles of Incorporation of Nicor Inc. which will increase the authorized Common Stock from 80,000,000 shares to 160,000,000 shares. As of February 17, 1998, 48,129,601 shares of Nicor Inc. Common Stock were issued and outstanding and 5,033,475 shares reserved for conversions and various stock plans. The number of shares unissued and not reserved for future issuance would be increased from 26,836,924 to 106,836,924 as a result of this amendment. The company's Articles of Incorporation also authorize 21,600,000 shares of preferred and preference stock, which will not be changed by the proposed amendment.

The Board of Directors believes that the proposed increase in authorized shares of Common Stock is desirable to enhance Nicor's flexibility in connection with possible future actions such as stock dividends, acquisitions, adoption of stock option or similar employee benefit plans, the funding of capital and operating expenditures or other corporate purposes. The future issuance of any newly authorized stock, if any, would be authorized by resolution of the Board of Directors without further approval of the stockholders, except as required by applicable law or by the rules of the New York Stock Exchange and stockholders have no preemptive rights to subscribe for additional shares. At this time, no specific use for the increased shares is planned.

The additional Common Stock would be authorized subject to the same voting rights which now apply and which are discussed above under the caption "VOTING." As provided for in the Board of Directors resolution, the Articles of Incorporation of Nicor Inc. will be amended as follows:

     "That Article Five of the Company's Articles of Incorporation, as amended, be further amended by increasing from 80,000,000 to 160,000,000 the number of shares of Common Stock, par value $2.50 per share, which the Company shall have the authority to issue."

Although a proposal to increase the authorized common stock of a company may be construed as having an anti-takeover effect, since authorized and unissued shares of common stock could be issued for the purpose of discouraging an attempt by another person or entity to take control of the company, neither the management of the company nor the Board of Directors views this proposal in that light. The proposal has not been prompted by any effort by anyone to gain control of the company, and the company is not aware of any such effort.

                              INDEPENDENT AUDITORS

Upon recommendation of the Audit Committee, Arthur Andersen LLP, independent public accountants, has been reappointed by the Board to audit the accounts of the company for 1998. Arthur Andersen LLP has audited the accounts of the company and its predecessor since 1954. A representative of the firm will be present at the Annual Meeting of Stockholders with the opportunity to make a statement and respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

Stockholder proposals must be received at the company's General Office, P.O. Box 3014, Naperville, Illinois 60566-7014 on or before November 6, 1998, and must otherwise comply with Securities and Exchange Commission requirements to be eligible for inclusion in the Proxy Statement and the Form of Proxy relating to the 1999 Annual Meeting of Stockholders. In addition, written notice must be received on or before February 14, 1999 and must otherwise comply with the company's By-Laws in order for stockholder proposals to be presented at the 1999 Annual Meeting.

                                 OTHER MATTERS

As of the date of this Proxy Statement, the company knows of no other matters to be brought before the meeting. If, however, further business is properly presented, the proxy holders will act in accordance with their best judgment.

By the order of the Board of Directors.

                                          DAVID L. CYRANOSKI
                                          Senior Vice President,
                                          Secretary and Controller
March 6, 1998

[NICOR LOGO]
NICOR INC.
P.O. Box 3014
Naperville, IL 60566-7014

PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned appoints Thomas L. Fisher, John H. Birdsall, III, Charles S. Locke, or any of them, proxies to vote all shares of stock which the undersigned is entitled to vote at the annual meeting of stockholders of the company, to be held April 16, 1998, or at any adjournment thereof, on all matters as set forth in the Proxy Statement and on all other matters properly presented at the meeting.

PROXIES WILL BE VOTED AS DIRECTED.
IN THE ABSENCE OF SPECIFIC DIRECTION, SIGNED PROXIES WILL BE VOTED FOR BOTH
ITEMS.




Continued and to be dated and signed on the other side



Continued from the other side

The Board of Directors recommends a vote FOR both proposals.  Indicate your vote by an X in the appropriate boxes.
1.  Election of Directors         Nominees:
                                  ------------------------------------------------
    / /  FOR:                     1.  R. M. Beavers, Jr.       7.  D. J. Keller
         ALL Nominees             2.  B. P. Bickner            8.  C. S. Locke
                                  3.  J. H. Birdsall, III      9.  S. R. Petersen
    / /  WITHHOLD:                4.  T. A. Donahoe           10.  J. Rau
         ALL Nominees             5.  T. L. Fisher            11.  P.A. Wier
                                  6.  J. E. Jones
   / /   FOR:
         ALL Nominees EXCEPT(1)


(1)  To instruct the Trustee to withhold authority to vote for any nominee, write that nominee's name on the line below and mark an
(X) in the "For All EXCEPT" box above.

    -----------------------------------------------------------------------------------------------------------
                                                                                 For      Against      Abstain
2.  Approval to amend the Articles of Incorporation to increase the number
    of authorized shares of Common Stock.                                       / /         / /          / /

                                                                                         [NICOR LOGO]
                                                                                         NICOR INC.
                                                                                         P.O. Box 3014
                                                                                         Naperville, IL  60566-7014
                                                                                         630  305-9500


P

R

O

X

Y

                                                                                                          Date
                                                                                                              ---------------------

Please date, sign and mail this instruction card promptly in the enclosed envelope.    --------------------------------------------
If you sign the card without marking the boxes it will be considered an instruction     Signature of Participant
to vote FOR both items.
